              As filed with the Securities and Exchange Commission May    , 1996
                                                         Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             ----------------------

                     INFORMATION RESOURCE ENGINEERING, INC.
               (Exact Name of Registrant as Specified in Charter)

                           Delaware                                                     52-1287752

(State of other jurisdiction of incorporation or organization)             (I.R.S Employer Identification No. )

                              8029 Corporate Drive
                              Baltimore, MD 21236
                                 (410) 931-7500
       (Address, including zip code and telephone number, including area code of Registrant's Principal Executive Offices and
                          Principal Place of Business)

                             Mr. Anthony A. Caputo
                Chairman, Chief Executive Officer and President
                     INFORMATION RESOURCE ENGINEERING, INC.
                              8029 Corporate Drive
                              Baltimore, MD 21236
                                 (410) 931-7500
           (Name, address, including zip code, and telephone number,
                   including area code, of Agent for service)

                                   Copies to:
                              Bruce R. Thaw, Esq.
                                 45 Banfi Plaza
                             Farmingdale, NY, 11735
                                 (516) 752-1760

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

                        Calculation of Registration Fee

- ---------------------------------------------------------------------------------------------------------
Titles of Each                               Proposed Maximum      Proposed Maximum
Class of Securities    Amount to be          Offering Price Per    Aggregate Offering    Amount of
to be Registered       Registered            Share(1)              Price                 Registration Fee
- ---------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value              300,000 Shares        $ 24.75               $7,425,000.00         $   2,560.00
- ---------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) based upon a price of $24.75 per share which was the average of the high and low sale prices as reported on the Nasdaq National Market System on May 24, 1996.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8
(a), may determine.

                   PRELIMINARY PROSPECTUS DATED MAY    , 1996
                             SUBJECT TO COMPLETION
                     INFORMATION RESOURCE ENGINEERING, INC.
                         300,000 Shares of Common Stock

         The 300,000 Shares of Common Stock (the "Common Shares") of Information Resource Engineering, Inc. (the "Company") offered hereby are to be sold for the accounts of the selling securityholders set forth herein (the "Selling Securityholders"). The Company is registering the Common Shares, at its expense, pursuant to certain contractual obligations incurred by the Company in connection with the original issuance of such Common Shares on November 3, 1995 in a private placement under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). The Company will not receive any of the proceeds from the sale of the Common Shares by the Selling Securityholders. See "Use of Proceeds." The Company estimates that its expenses in the aggregate will be approximately $27,000 in connection with the offering (the "Offering") of the Common Shares.

         The Common Shares are quoted on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") under the symbol IREG. On May 24, 1996, the closing sale price of the Common Shares was $24.75.

         The Selling Securityholders directly, through agents designated from time to time or through dealers or underwriters also to be designated, may sell the Common Shares offered for sale pursuant to this Prospectus, from time to time, on terms to be determined at the time of sale. To the extent required, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commissions or discount with respect to a particular offer will be set forth in an accompanying Prospectus supplement. The distribution of the Common Shares of the Selling Securityholders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, commissions or discounts may be paid by the Selling Securityholders in connection with such sales.

         The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Common Shares may be deemed to be "Underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commissions received by them and any profit on the resale of the Common Shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution" for certain indemnification arrangements.

         THE PURCHASE OF THE COMMON SHARES OFFERED BY THIS PROSPECTUS INVOLVES A SUBSTANTIAL DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" ON PAGE 6 OF THIS PROSPECTUS.

                            ---------------------
             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
              THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                            ---------------------

                  The date of this Prospectus is June __, 1996

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Shares being offered hereby. This Prospectus does not contain all the information set forth or incorporated by reference in such Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Shares offered by this Prospectus, reference is made to such Registration Statement and exhibits and schedules thereto filed as part thereof, which may be examined without charge at the offices of the Commission and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained at prescribed rates by mail from the Public Reference Section of the Commission. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. The Registration Statement, reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, New York, NY 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material may be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 0-20634) pursuant to the Exchange Act are incorporated by reference:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (the "Annual Report");

         2. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1996;

         3. The Company's Current Reports on Form 8-K filed with the Commission on November 8, 1995, as amended by the Company's Form 8-K/A filed with the Commission on December 28, 1995; and

         4. The description of Common Stock contained in the Company's Form 8-A Registration Statement filed with the Commission on September 16, 1992 and any amendment or report filed for the purpose of updating those descriptions.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or verbal request of any such person, a copy of any or all of the documents which have been incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Information Resource Engineering, Inc., 8029 Corporate Drive, Baltimore, Maryland 21236, Attention: Secretary, Telephone (410) 931-7500.

         The Company furnishes its shareholders annual reports containing financial statements audited by independent public accountants and will furnish its shareholders such interim and other reports as it deems appropriate or as required by regulation.

                               PROSPECTUS SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated herein by reference.

THE COMPANY

         Information Resource Engineering, Inc. (the "Company") is a leading designer, manufacturer and marketer of network security systems and products that utilize encryption technology to facilitate secure electronic commerce transactions and communication over computer networks. The Company's systems and products emphasize standards-based security, cost effectiveness and ease of use, and are used by financial institutions, government agencies and large corporations to secure data transmissions on private and public computer networks.

         Encryption technologies are utilized by the Company to prevent electronic eavesdropping or alteration during electronic data transmission; to provide message authentication confirming that messages are received in unaltered form; and to enable user authentication and digital signatures verifying the identity of the message sender and limiting computer access to authorized users. The Company offers a choice of encryption algorithms to provide the level of network security appropriate for each client application.

         The Company's clients include seven of the largest banks in the U.S., Union Bank of Switzerland, the Society for Worldwide Interbank Financial Telecommunications ("SWIFT") an international financial clearing house, The Euroclear System ("Euroclear"), MCI Telecommunications Corporation ("MCI"), major federal, state and international law enforcement agencies and the U.S. Department of Treasury. While the network security market has traditionally been limited to financial institutions and government agencies, the Company believes that emerging electronic commerce applications, particularly business-to-bank and business-to-business, provide new market opportunities.

         The key elements of the Company's strategy are to: (i) provide clients with a broad range of network security options; (ii) develop a transaction services business incorporating the Company's network security technology;
(iii) continue to establish key strategic relationships; and (iv) expand through acquisition.

         In July 1995, the Company introduced "SafeNet(TM)", a comprehensive new product line that enables secure communication on the Internet. In September 1995, the Company and MCI jointly announced that SafeNet(TM) will be available as an option on MCI's Internet access service to provide secure data transmission capability. Pursuant to an agreement with MCI, the Company received an initial order of approximately $12.0 million for SafeNet(TM) products to be delivered over a two year period commencing September 1995. Further, the Company expects to receive ongoing monthly service revenue upon commercialization of MCI's secure Internet access service. The Company intends to leverage its core competency in network security by establishing a SafeNet(TM) Center from which it will provide network security management services to SafeNet(TM) subscribers. The Company intends to market such services to Internet access providers and directly to end users.

         In the last 18 months, the Company acquired Connective Strategies, Inc. ("CSI"), which designs, manufactures and markets communications equipment enabling data/voice connectivity via the Integrated

Services Digital Network ("ISDN") and GRETACODER Data Systems AG (formerly Gretag Data Systems AG)("GDS"), a subsidiary of AT&T International, Inc. ("AT&T"), which designs, manufactures and markets cryptographic equipment.

         The Company was originally incorporated in Maryland on April 7, 1983 under the name "Industrial Resource Engineering, Inc." The Company reincorporated under its present name in Delaware by merging with its subsidiary in March 1989. The Company's executive offices are located at 8029 Corporate Drive, Baltimore, Maryland 21236, and its telephone number is (410) 931-7500.

         All share and per share information included in this Prospectus gives retroactive effect to a two for one stock split effected by the Company on July 7, 1995.

THE OFFERING

Securities Offered ..........     300,000 shares of Common Stock, $.01 par
                                  value.

Common Shares Currently
 Outstanding.................     5,417,329 shares (1).

Proceeds of the Offering....      All of the proceeds from the sale of the
                                  Common Shares offered hereby will be received by the Selling Securityholders. The Company will not receive any of the proceeds of this Offering. See "Use of Proceeds."

Selling Securityholders......     The Common Shares offered hereby are to be
                                  sold for the accounts of the Selling
                                  Securityholders, as set forth herein. In connection with the Company's private placement completed on November 3, 1995, the Company sold to the Selling Securityholders
                                  300,000 shares of Common Stock at an offering price of $12.50 per share. See "Selling
                                  Securityholders."

NASDAQ Symbol for
the Common Shares ...........     IREG

Risk Factors ................     The securities of the Company offered hereby
                                  are speculative and involve a high degree of risk. See "Risk Factors", for information investors should consider carefully before purchasing the Common Stock offered hereby.

- -------------------------------

         (1) Excludes (i) 394,500 shares reserved for issuance upon the exercise of options granted under the Company's Stock Option Plan and (ii) 30,000 shares underlying a warrant issued to affiliates of the placement agent in connection with the Company's recent private placement of Common Stock.

                                  RISK FACTORS

         The shares of Common Stock being offered hereby are speculative in nature and involve a high degree of risk. Prospective investors should carefully consider, together with the other information contained in this Prospectus, the following risk factors inherent in and affecting the business of the Company:

    NO ESTABLISHED HISTORY OF EARNINGS. The Company sustained net losses for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1996. Although the Company was profitable in the years ended December 31, 1991, 1992 and 1993, the Company's earnings have decreased significantly over the last three years. There can be no assurance that the Company will generate net income in the future. Further, the Company is subject to all the risks inherent in a relatively new high technology business, including, but not limited to, risks such as product obsolescence, new limited markets, dependence upon principal clients and third parties, and dependence upon intellectual property. Additionally, in October 1995, the Company acquired GDS, which had operating losses for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996. The likelihood of the success of the Company must be considered in light of the problems, expenses and delays frequently encountered in connection with a new business, the development and use of new technology, and the competitive environment in which the Company operates.

    RISK OF INTERNATIONAL EXPANSION. On October 31, 1995, the Company acquired all of the outstanding stock of GDS, a Swiss corporation. Previously, the Company had not acquired or managed any business units outside the U.S. The Company has limited experience in business operations outside the U.S. and there can be no assurance that the Company will be able to compete successfully in international markets. The Company's international business is subject to a number of risks, including compliance with special telecommunications standards, export regulations and restrictions, currency exchange rates, tariffs and other barriers, difficulties in staffing and managing foreign subsidiary operations, longer payment cycles, greater difficulty in accounts receivable collections and specialized inventory requirements applicable to particular foreign countries or markets. There can be no assurance that these factors will not have an adverse impact on the Company's future international sales or operating results. The Company does not currently engage in international currency hedging transactions. To the extent the Company is unable to match revenue received in foreign currencies with expenses paid in the same currency, it may be exposed to possible losses on international currency transactions.

    MANAGEMENT OF GROWTH. In the past 15 months, the Company acquired CSI and GDS and in the future the Company may pursue strategic acquisitions in order to expand its operations, although it does not believe that it is dependent solely on acquisitions for further growth. The Company's growth is making significant demands on the Company's management, operations and resources, including working capital. To manage its growth effectively, the Company will be required to continue to improve its operational, financial and management information systems, procedures and controls, to hire and train new employees and to manage its current employees. Historically the Company's cash flow from operations has been insufficient to fund its growth. In the event additional capital is required in excess of cash generated by operations, there can be no assurance that the Company will be successful in obtaining such additional capital on acceptable terms, if at all. If such financing is unavailable, the Company may not be able to achieve its growth objectives. There can be no assurance that the Company will be able to manage its growth effectively, and the Company's failure to do so could have a material adverse affect on the Company's business and financial performance.

    FLUCTUATIONS IN OPERATING RESULTS. The Company may experience significant fluctuations in its quarterly operating results as a result of a variety of factors, including the length of the sales cycle, the timing of orders from and shipments to clients, delays in development and customer acceptance of product enhancements, product development expenses, new product introductions or announcements by the Company or its competitors, levels of market acceptance for new products, the hiring and training of additional staff as well as general economic conditions. The Company's expense levels are based, in part, on expectations of future revenues. Some of the orders obtained by the Company are substantial in size relative to the Company's overall business. Because the Company generally recognizes revenue upon shipment of finished products, such recognition may be irregular and uneven, thereby disparately impacting quarterly results. If revenue levels in a particular quarter do not meet expectations, operating results will be adversely affected, which may have an adverse impact upon the market price of the Company's Common Stock. Historically, the size and timing of the Company's revenues have varied substantially from quarter to quarter, and the Company expects such variations to continue in future periods.

    POSSIBLE IMPAIRMENT OF INTANGIBLE ASSETS. At March 31, 1996, the Company had approximately $4.8 million of goodwill and computer software development costs. The Company's policy is to amortize goodwill over ten years and computer software development costs over five years beginning with the production release date. Management periodically evaluates the Company's ability to recover such intangible assets through projected future cash flows. Ultimate realization of amounts capitalized by the Company will be dependent on the continued acceptance of its existing products and the Company's successful development of new products. Material adverse changes in acceptance of the Company's products by the market could result in acceleration of the amortization period and/or write-down of those assets, which may have a material adverse effect on the Company's earnings.

    CONCENTRATION OF BACKLOG. The Company's sales backlog as of March 31, 1996 was approximately $10,823,000 of which 88% was attributable to MCI pursuant to an agreement dated September 21, 1995. It is anticipated that the equipment covered by this agreement will be delivered to MCI in quarterly installments over the twenty-four month period beginning September 1995. The Company's success is materially dependent upon the continual acceptance by MCI of the equipment covered by such agreement. Although the Company commenced shipments to MCI, certain of the products require additional technical enhancements. There can be no assurance that such enhanced products will meet MCI's requirements or that MCI will continue to accept the equipment covered by the agreement.

    LIMITED SCOPE OF MARKET FOR COMPANY'S PRODUCT LINE. The Company is presently engaged in the design, manufacture and marketing of network security systems and products used to protect data transmissions on computer networks through the use of encryption technology. The Company is engaged in a specialized segment of the market for computer security devices, thus the market for the Company's products may be limited. Price reductions or declines in the demand for the Company's network security systems and products, whether as a result of competition, technological change, the public's perception of the need for security products, developments in the hardware and software environments in which these products operate, general economic conditions or other factors, would have a material adverse effect on the Company's operating results.

    TECHNOLOGICAL CHANGE AND POSSIBLE PRODUCT OBSOLESCENCE. The Company expects technological developments to continue at a rapid pace in the computer and communications industries, and there can be no assurance that technological developments will not cause the Company's technology to be rendered obsolete or non-competitive. The Company's future success, if any, will be dependent upon its ability to remain competitive in the development, manufacture and marketing of computer network security systems and products through its continued capability to design high quality products in a cost efficient and timely manner, of which there can be no assurance.

    RESTRICTIONS ON THE EXPORT OF THE COMPANY'S PRODUCTS. The cryptographic devices designed and/or manufactured by the Company in the U.S. are considered "auxiliary military equipment" under the U.S. government regulations dealing with the export of technology. Therefore, the Company must apply for an export license from the U.S. Department of State prior to exporting any encryption product to any foreign country except Canada. The Company declines export orders that it believes will not qualify for an export license. To date, none of the Company's export license applications has been denied. There is no assurance, however, the applicable regulations or policies concerning the export of such technology will not become more restrictive.

    For the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996, the percentage of revenues from foreign clients was 42%, 14%, 34% and 35%, respectively. Prior to the acquisition of GDS, the majority of these revenues were derived from European distributors and financial institutions. The Company is not a party to any exclusive contracts with any European distributors.

    INTENSE COMPETITION. The network security industry is relatively new, highly competitive and subject to rapid technological changes. The success of the Company will depend, in large part, on the ability of the Company to establish an advantageous market position. Although the network security market is fragmented, there are several companies in this field that have been established longer than the Company, and have much greater financial, research and marketing resources than those the Company has now, or may have in the foreseeable future. This risk will increase to the extent that the Company's competitors include manufacturers of computer equipment and modems to which the Company's products relate, since such manufacturers may be in a better position than the Company to develop security products in anticipation of developments in their computer equipment. Methods of competition in the Company's industry primarily include direct sales to clients and, from time to time, competitive bidding. Competitive factors include price, product features, degree of security and technical specifications, product support and the ability to deliver engineering enhancements. There can be no assurance that the Company can continue to compete successfully against new or existing competitors.

    NO ASSURANCE AS TO PROTECTION OF INTELLECTUAL PROPERTY; DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's success and ability to compete is dependent, in part, upon its ability to maintain the proprietary nature of its technologies. The Company relies on a combination of patent, trade secret, copyright and trademark law and nondisclosure agreements to protect its proprietary technology. Although the Company has applied for patents on certain of its products, no patents have been issued with respect to any of the Company's products or other proprietary technology and there can be no assurance that any patents will be issued. The Company intends to rely substantially on unpatented technology, proprietary information and know-how, and there can be no assurance that others will not develop such information and know-how independently or otherwise obtain access to the Company's technology. The Company enters into confidentiality and/or license agreements with its employees and distributors, as well as with its clients and potential clients seeking proprietary information, and limits access to its software source codes, documentation and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of its technology. Also, no assurance can be given that the Company's products will not infringe upon the patents of others.

    RISK OF PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE; AND NECESSITY OF PRODUCT LIABILITY INSURANCE FOR CERTAIN CLIENTS. The sale and installation of the Company's network security systems and products within the computer networks of large financial and government institutions and the anticipated operation of the Company's SafeNet(TM) facility entails a risk of product liability or other claims. Further, an actual or perceived breach of network or computer security at one of the Company's clients, regardless of whether such breach is attributable to the Company's network security systems and products, could adversely affect the market's perception of the Company and the Company's financial condition or results of operations. The Company maintains product liability insurance and umbrella coverage with respect to physical damage claims to computer networks only, with an aggregate annual liability coverage limit, regardless of the number of occurrences of $5,000,000. The Company does not maintain insurance coverage for any claims that may arise from an alleged failure of the Company's products to adequately secure computer data or transactions. In the event of litigation against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company. Further, certain clients of the Company, government contractors and others may require minimum product liability insurance coverage as a condition precedent to purchasing products. Failure to satisfy such insurance requirements could impede the ability of the Company to achieve broad sales of its products which would have a material adverse effect on the Company. There is no assurance that such insurance will be available at a reasonable cost or will be sufficient to cover all possible liabilities.

    DEPENDENCE UPON PRINCIPAL CLIENTS. Presently, the Company has a limited number of principal clients. The percentage of revenues from the Company's non-government clients which each accounted for more than 10% of total revenues in each of the years ended December 31, 1993, 1994 and 1995 were 54%, 11%, and 13% respectively. No client accounted for greater than 10% of total revenues during the three months ended March 31, 1996. The loss of any of the Company's principal clients may have a material adverse effect upon the Company.

    DEPENDENCE UPON GOVERNMENT SALES. A material portion of the Company's sales has been to U.S. government agencies such as the Department of Treasury. The percentage of revenues from sales to U.S. government agencies in each of the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996 were 12%, 26%, 20% and 3%, respectively. Sales to government agencies by the Company have been made pursuant to fixed price contracts or purchase orders. The Company's plans include an expansion of sales efforts to such government agencies. The Company's future success is highly dependent on the continued purchase by the government of equipment supplied by the Company or equipment manufactured by others which contain devices supplied by the Company. If attempts to reduce government spending as a result of budgetary or other considerations are successful, such reduction may have an adverse impact on the Company's sales.

    Certain sales of the Company's products are governed by rules regulating government procurement and contracts. As a consequence, such contracts may be subject to termination, reduction or modification in the event of changes in government requirements, reductions in federal spending or other factors. Accordingly, under certain conditions, the application of such contractual provisions could have a material adverse effect on the Company's sales. In addition, government contracts may involve sales with lower profit margins than similar sales to the commercial market.

    DEPENDENCE UPON THIRD PARTY SUPPLIERS AND CONTRACTORS. The Company relies upon third party contractors for the manufacture of components and sub-assemblies for its products. There is no assurance that the Company will be able to obtain and/or maintain satisfactory contractual relations with qualified vendors or suppliers, and the unavailability of such third parties may substantially decrease the Company's control of the cost, quality and timeliness of the manufacturing process. At present, the Company is not a party to any exclusive supply contracts with third party contractors. All purchases of components or parts for the Company's products are accomplished by the use of purchase orders issued in the ordinary course of business. While the Company has not experienced any significant supply problems in the past, and there have been no materially late deliveries of components or parts, it is possible that in the future the Company may encounter shortages in parts, components, or other elements vital to the manufacture, production and sale of its products.

    DEPENDENCE UPON KEY PERSONNEL AND ATTRACTION OF QUALIFIED PERSONNEL. The Company is highly dependent on the services of its Chairman and Chief Executive Officer, Anthony A. Caputo. There is no assurance that, if the Company should lose the services of Mr. Caputo, a qualified replacement could be engaged. While Mr. Caputo currently owns 11.2% of the outstanding Common Stock of the Company, there is presently no employment contract between Mr. Caputo and the Company. The Company currently maintains a $1 million key person life insurance policy on Mr. Caputo. However, there is no assurance that the Company will continue such insurance coverage.

    The network security industry is highly specialized, competition for qualified employees is intense, and the loss of any such person or the inability to locate, attract, retain and motivate qualified personnel required for the expansion of the Company's activities could materially and adversely affect its business and operations. There can be no assurance that it will be successful in this regard or, if successful, that the services of such personnel can be secured on terms deemed favorable to the Company. The Company has employment agreements with Douglas E. Kozlay, the Company's Principal Engineer and Charles D. Brown, a Senior Vice President and GDS has an employment agreement with Dr. Kurt Mueller. The Company has no other written employment agreements.

    CONTINUED CONTROL BY MANAGEMENT; NON-CUMULATIVE VOTING. At the conclusion of this offering, the present employees, officers and directors of the Company will continue to own or control a substantial portion of the outstanding Common Stock of the Company. Therefore, management may remain in a position to influence the election of all of the Company's directors, the adoption of proposals to amend the Company's Certificate of Incorporation, the approval of a merger or consolidation, or the offer or sale of all or substantially all of the Company's assets without the approval of the purchasers of the Common Stock being offered hereby. The Company's Certificate of Incorporation does not provide for cumulative voting.

    POSSIBLE VOLATILITY OF STOCK PRICE. The market price for the Common Stock of the Company has experienced wide fluctuations which have not necessarily been related to the operating performance of the Company. Factors such as the Company's operating results and announcements of technical innovations or new products or services by the Company or its competitors may have a significant impact on the market price of the Company's Common Stock.

    ABSENCE OF DIVIDENDS. The Company has neither paid nor declared any cash or other dividends on the Common Stock since its inception and management does not presently anticipate that dividends will be paid on the Common Stock in the foreseeable future.

    AUTHORIZATION OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation authorizes the issuance of up to 500,000 shares of "blank check" preferred stock in amounts and with such designations, rights and preferences as may be determined from time to time by the Board of

Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years.

    SHARES AVAILABLE FOR RESALE. Of the 5,417,329 shares of Common Stock outstanding as of the date of this Prospectus, approximately 2,078,986 shares are "restricted securities" as that term is defined by Rule 144 under the Securities Act of 1933, as amended, and in the future, may be sold in compliance with Rule 144. All of the foregoing shares deemed to be "restricted securities", except for approximately 778,000 shares, are now eligible to be sold in compliance with Rule 144. The 778,000 shares include 447,100 shares issued in connection with the CSI acquisition, 300,000 shares issued in the November 3, 1995 Private Placement which are being registered hereby and 30,000 shares issued in the Preferred Stock Conversion. Ordinarily, under Rule 144 a person holding restricted stock for a period of two years may, every three months, sell in brokerage transactions an amount equal to the greater of 1% of the Company's outstanding Common Stock, or, if the Common Stock is quoted on Nasdaq, the average weekly volume of trading in the Common Stock reported for the preceding four weeks. After the expiration of three years, stock held by persons not affiliated with the Company will not be subject to the above limitations.

    No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of shares of Common Stock may be sold in the public market may adversely affect prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Common Shares offered hereby, all of which will be received by the Selling Securityholders. The expenses of this offering are estimated to be approximately $27,000, which will be paid by the Company.

                            SELLING SECURITYHOLDERS

         The following table sets forth certain information with respect to persons as to which the Company is registering the Common Shares for resale to the public. Because the Selling Securityholders may offer all or some part of the Common Shares pursuant to this Prospectus and because the offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of securities to be offered for sale by the Selling Securityholders upon termination of this offering. See "Plan of Distribution.":


                                                                                           Common Stock
                                           Common Stock               Maximum          Beneficial Ownership
                                       Beneficial Ownership            Amount            After Offering if
       Selling Securityholder            Prior to Offering           to be Sold         Maximum is Sold (1)
       ----------------------            -----------------           ----------         ---------------
    Nancy Bader and Michael
 Leventhal, JTWROS                             3,000                   2,500                    500

    Jim Ball Inc.                              2,500                   2,500                     0

    George C. Barber                           6,000                   5,000                   1,000

    Charles L. Belcher and Arlys
 Belcher, JTWROS                               2,500                   2,500                     0

    Paul Berger                                4,000                   2,500                   1,500

    Herman Bernstein and
 Elizabeth Bernstein, TR Herman
 and Elizabeth Bernstein Trust                 4,500                   2,500                   2,000

    Herman Bhojwani                            5,000                   5,000                     0

    BRMCO Partnership                          2,500                   2,500                     0

    Peter David Bronson and Maguy
 Bronson, JTWROS                               5,000                   5,000                     0

    Nancy Chaisson and James J.
 Chaisson, JTWROS                             12,000                   10,000                  2,000

    Bret D. Chapman                            5,000                   5,000                     0

    Everen Clearing Corp. Cust.
 FBO Benjamin T. Clark IRA                     5,000                   5,000                     0

    Norman H. Cohen, TR Walter
 Kaye Trust                                    3,500                   2,500                   1,000

    Gary W. Cole                              18,000                   5,000                  13,000

    Peter Jeffrey Colquhoun, TR
 Peter Jeffrey Colquhoun Trust                 2,500                   2,500                     0

    Anthony Conza                              5,000                   5,000                     0

    Vincent Coppola Jr. MD and
 Lillian Coppola JTWROS                        2,500                   2,500                     0

    Jack J. Curtis and Mildred J.
 Curtis, TR Curtis Intervivos                  3,500                   2,500                   1,000
 Trust

    Ronald A. David and Dona C.
 David Ten Ent                                 5,500                   2,500                   3,000

    Roy A. Dempsey                             5,000                   5,000                     0

    Donald J. Dombrowski                       8,000                   5,000                   3,000

    Grant J. Donovan                           5,000                   5,000                     0

    Lucian Douglass, Jr.                       5,000                   5,000                     0

    Gordan J. Dow                              5,000                   5,000                     0

    Everen Clearing Corp. Cust
 FBO Gordan J. Dow IRA                         5,000                   5,000                     0

    John T. Drescher                           8,000                   5,000                   3,000

    Edward Ezrick and Helen
 Ezrick JTWROS                                 2,500                   2,500                     0

    Ron Feldman TR Howard Levin
 Irrevocable Trust                             2,500                   2,500                     0

    John Fernbach                              2,500                   2,500                     0

    David E. French                            5,500                   2,500                   3,000

    Gail E. Giboney and Robert L.
 Giboney JTWROS                                5,000                   5,000                     0

    Everen Clearing Corp. Cust
 FBO Jerome M. Gigliotti IRA                   5,000                   5,000                     0

    Emanuel Goldstein and Rose
 Goldstein JTWROS                              2,500                   2,500                     0

    Leonard Goodfriend and Audrey
 Goodfriend JTWROS                             5,000                   5,000                     0

    Rose Marie Goodman, Nancy
 Ehrlich and Beverly Liggett,
 JTWROS                                        2,500                   2,500                     0

    Thomas J. Hanford                         10,000                   2,500                   7,500

    Everen Clearing Corp. Cust
 FBO Edmund J. Harris IRA                      2,500                   2,500                     0

     Barry H. Hellman Retirement
 Plan                                         11,000                   5,000                   6,000

    Andrew Higgins                            17,000                   5,000                  12,000

    Harvey Hirsch and Joyce
 Hirsch JTWROS                                 2,500                   2,500                     0

    Francis A. Jackson and Susan
 E. Jackson JTWROS                             3,000                   2,500                    500

    Jafco Industries Inc.                      2,500                   2,500                     0

    Steven L. Johns and Sandra S.
 Johns JTWROS                                 12,000                   5,000                   7,000

    Egon Kahl                                  7,558                   5,000                   2,558

    Gregory Kaufman and Sharon
 Kaufman JTWROS                                2,500                   2,500                     0

    David M. Kent                              2,500                   2,500                     0

    Vijay Khanchandani and
 Manjeeta Khanchandani JTWROS                  9,652                   2,500                   7,152

    Joe Kubas                                 18,000                   7,500                  10,500

    The Kubas Company, Inc.                    2,500                   2,500                     0

    Frank Lagalia and Lydia
 Lagalia JTWROS                                5,000                   5,000                     0

    Al Leiter and Lori Leiter                  3,500                   2,500                   1,000
 JTWROS

    Everen Clearing Corp. Cust
 FBO William F. Marks IRA                      8,000                   5,000                   3,000

    David McIvor                               5,000                   5,000                     0

    Marilyn F. Miller                          5,000                   5,000                     0

    Patricia K. Pabst                          5,500                   2,500                   3,000

    Robert S. Pearlman and Rita
 J. Pearlman JTWROS                            5,000                   5,000                     0

    Sheldon Perl and Ruth Perl
 JTWROS                                       27,500                   5,000                  22,500

    Everen Clearing Corp. Cust
 FBO Leslie D. Reagin II IRA                   9,000                   5,000                   4,000

    Joseph F. Regan                            3,500                   2,500                   1,000

    Everen Clearing Corp. Cust
 FBO Robert Leon Rogers IRA                    2,500                   2,500                     0

    Robert L. Rogers and Norma J.
 Rogers JTWROS                                 2,500                   2,500                     0

    David M. Sanders                          10,500                   5,000                   5,500

    Abe Schwartz and Irene
 Schwartz JTWROS                               7,204                   2,500                   4,704

    James Schwartz and Janice
 Schwartz JTWROS                               7,000                   5,000                   2,000

    Keith T. Sellers                           8,300                   5,000                   3,300

    Yehuda Shechter                            2,500                   2,500                     0

    Everen Clearing Corp. Cust
 FBO Yehuda Shechter IRA Rollover              5,000                   5,000                     0

    Rajesh K. Soin and Indu Soin
 JTWROS                                       10,000                   10,000                    0

    Joseph A. Spinella                         5,000                   5,000                     0

    Gary William Stockton and
 Diane Kay Fasel TR Stockton                   5,000                   5,000                     0
 Fasel trust

    Reynold W. Swanson and Gloria
 D. Swanson TR Reynold W. Swanson
 and Gloria D. Swanson Rev. Liv.
 Trust                                         2,500                   2,500                     0

    Harvey A. Turell TR Harvey A
 and Linda A. Turell Family Trust             15,000                   5,000                  10,000

    Finis E. Wiggins and Dorothy
 L. Wiggins JTWROS                             2,500                   2,500                     0

    Howard Williamson and
 Virginia Williamson JTWROS                    4,000                   2,500                   1,500

    Everen Clearing Corp. Cust
 FBO Keith D. Wolf IRA Rollover                3,500                   2,500                   1,000

    Stephen Yetzer and Karen
 Yetzer TR The Yetzer Family
 Trust                                         5,000                   5,000                     0
                                               -----                   -----                     -


 TOTAL..........................              449,714                 300,000                 149,714

(1) The percentage of the Common Shares of the Company owned individually by each of the Selling Securityholders after the offering is complete is less than one percent.

         Pursuant to the terms of a Registration Rights Agreement between the Company and the Selling Securityholders, the Company agreed that six months from the initial closing date of its November 3, 1995 private placement it would, on one occasion, file a registration statement with the Commission, to register the Common Shares purchased by the Selling Securityholders in the private placement. The Company is obligated to keep the registration statement effective until the earlier of the sale of all of the Common Shares covered hereby or eighteen months from the effective date of the registration statement. The Company has agreed to pay all registration expenses in connection with any requested registration, except that the Selling Securityholders will pay any fees and expenses of counsel for the Selling Securityholders and, to the extent that the Selling Securityholders retain an underwriter with respect to such registration, underwriting discounts, commissions and fees relating thereto. The Company has agreed to indemnify the Selling Securityholders against certain liabilities in respect of this offering, including liabilities under the Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Bruce R. Thaw, a Director of the Company, serves as general counsel to the Company and billed the Company $173,184 for legal fees for representing the Company in connection with certain legal and regulatory matters in 1995. Mr. Thaw continues to represent the Company for which he will be paid customary legal fees and will represent the Company in this offering.

         On October 24, 1994, the Company through its wholly owned subsidiary acquired all of the issued and outstanding capital stock of CSI. The Agreement and Plan of Merger provided for a share for share exchange with all existing shareholders of CSI. In addition, the Company issued 65 shares of its Series A Convertible Preferred Stock, which has a dividend rate of 8.75%, in exchange for a promissory note issued by CSI to ViaTech Systems, Inc., ("ViaTech") in the principal amount of $650,000. Accrued interest on said note of $97,126 was paid by the Company at closing. On December 5, 1995, ViaTech converted such preferred stock into 65,000 shares of the Company's Common Stock. Mr. Charles
D. Brown, a Senior Vice President of the Company was the Chief Executive Officer and a principal shareholder of CSI. In connection with the acquisition, Mr. Brown received 174,546 shares of the Company's Common Stock.

                              PLAN OF DISTRIBUTION

         Any or all of the Common Shares offered hereby may be sold, from time to time, to purchasers directly by the Selling Securityholders. The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of Common Shares may be deemed to be underwriters under the Act, and any profit on the sale of the Common Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Common Shares may be sold, from time to time, in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions.
Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the Selling Securityholders in connection with such sales of securities.

         The Company will not receive any of the proceeds from the sale by the Selling Securityholders of the Common Shares offered hereby. All of the filing fees and the expenses of this Registration Statement will be borne in full by the Company, other than any fees or expenses of counsel to the Selling Securityholders and, to the extent that the Selling Securityholders retain an underwriter with respect to such registration, underwriting fees, discounts and commissions relating to this offering.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Shares may not simultaneously engage in market making activities with respect to the Common Shares for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Common Shares by the Selling Securityholders.

         In order to comply with certain states' securities laws, if applicable, the Common Shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In certain states the Common Shares may not be sold unless the securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         The Common Shares originally issued by the Company to the Selling Securityholders bear legends as to their restricted transferability. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, and the transfer by the Selling Securityholders of any of the Common Shares pursuant thereto, new certificates representing such Common Shares will be issued to the transferee, free of any such legends unless otherwise required by law.

         In addition to sales pursuant to the Registration Statement of which this Prospectus is a part, the Common Shares offered hereby maybe sold pursuant to Rules 144, 144A or 904 under the Securities Act provided the requirements of such rules, including, without limitation, the holding period and the manner of sale requirements are met.

                                 LEGAL MATTERS

         The validity of the issuance of Common Shares offered hereby will be passed upon for the Company by the Law Offices of Bruce R. Thaw, 45 Banfi Plaza, Farmingdale, NY 11735. Bruce R. Thaw is a Director of the Company and owns 220,000 shares of the Company's Common Stock. Bruce R. Thaw is the son of Allan Thaw, also a Director of the Company.

                                    EXPERTS

         The consolidated financial statements as of December 31, 1994 and 1995 and for the years then ended of Information Resource Engineering, Inc. and subsidiaries included in the 1995 Form 10-KSB have been incorporated by reference in this Prospectus and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference and upon the authority of said firm as experts in auditing and accounting.

         The financial statements of Gretag Data Systems AG as of December 31, 1994 and 1993 and for the years then ended included in Form 8-K/A of Information Resource Engineering, Inc. dated December 28, 1995, incorporated by reference in this prospectus have been incorporated herein in reliance upon the report of Schweizerische Treuhandgesellschaft-Coopers & Lybrand AG, independent accountants, given upon the authority of that firm as experts in auditing and accounting.

                 NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

             -----------------
             TABLE OF CONTENTS


                                       Page
                                       ----
Additional Information  . . . . . .      2

Incorporation of Certain
 Documents By Reference . . . . . .      2

Prospectus Summary  . . . . . . . .      4

Risk Factors  . . . . . . . . . . .      6

Use of Proceeds . . . . . . . . . .     11

Selling Securityholders . . . . . .     12

Certain Relationships and Related
 Transactions . . . . . . . . . . .     16

Plan of Distribution  . . . . . . .     16

Legal Matters . . . . . . . . . . .     17

Experts . . . . . . . . . . . . . .     17

             --------------------





                             INFORMATION RESOURCE
                              ENGINEERING, INC.

                                300,000 Shares

                       -------------------------------

                                  PROSPECTUS

                       -------------------------------





                                 May     , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses relative to this offering, all of which are to be borne by the Registrant. Expenses other than filing fees are estimated.

Registration Fee                           $  2,560
Accounting Fees and Expenses               $ 10,000
Legal Fees and Expenses                    $ 12,000
Printing Fees                              $  1,500
Miscellaneous                              $    940
                                           ---------
         Total Expenses                    $ 27,000


    ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

                             DEL. CODE ANN. TITLE 8

Sec. 145.        Indemnification of officers, directors, employees
                 and agents; insurance

                 a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                 b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                 d) Any indemnification under subsection (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (2) if such a quorum is not obtainable, or, even, if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                 e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                 f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                 h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                 i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                 j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


           The Certificate of Incorporation of the Company provides that the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware Corporation Law shall be utilized to the fullest extent possible. Further, the Certificate of Incorporation contains provisions to eliminate the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted to directors, officers or controlling persons of the Registrant, pursuant to the above mentioned statutes or otherwise, the Registrant understands that the Securities and Exchange Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in said Act, and therefore, may be unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any director, officer or a controlling person of the Company, and the Commission is still of the same opinion, the Registrant (except insofar as such claim seeks reimbursement by the Registrant of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by counsel for the Registrant to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The Underwriter's Warrants provide for reciprocal indemnification and such provisions are incorporated by reference herein.

ITEM 16.  EXHIBITS


1                None

2                None

4                Specimen of Common Stock Certificate
                 of Registrant (1)

5                Opinion of Counsel as to the legality
                 of securities being registered

8                None

15               None

23A              Consent of Bruce R. Thaw, Counsel to
                 the Company

23B              Consent of KPMG Peat Marwick LLP, Certified
                 Public Accountants.

23C              Consent of Schweizerische Treuhandgesellschaft
                 Coopers & Lybrand AG, Certified Public Accountants

24               Power of Attorney - See signature pages

25               None

26               None

27               None

28               None

(1) Filed as an exhibit to the Registration Statement on Form S-1 (File No. 33-52066) of the Registrant and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charge provision, by-law contract, arrangements statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Baltimore, Maryland on the 30th day of May, 1996.

                                  INFORMATION RESOURCE ENGINEERING, INC.


                                  By:/s/Anthony A. Caputo
                                     ----------------------------------
                                     ANTHONY A. CAPUTO, Chairman
                                     and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENT, that each of the undersigned whose signature appears below constitutes and appoints Anthony A. Caputo and David A. Skalitzky, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, or subsequent registration statements related to the shares registered hereby and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         Signature                                           Title                    Date
         ---------                                           -----                    ----
/s/ Anthony A. Caputo                      Chairman, Chief Executive Officer,        May 30, 1996
- ---------------------------------          President (Principal Executive Officer)
ANTHONY A. CAPUTO

/s/ Jill Leukhardt                         Senior Vice President, Director           May 30, 1996
- ---------------------------------
JILL LEUKHARDT

/s/ David A. Skalitzky                     Vice President of Finance and             May 30, 1996
- ---------------------------------          Administration, Secretary/Treasurer
DAVID A. SKALTIZKY                         (Principal Financial and Accounting Officer)

/s/ Douglas E. Kozlay                      Director                                  May 30, 1996
- ---------------------------------
DOUGLAS E. KOZLAY

/s/ Bruce R. Thaw                          Director                                  May 30, 1996
- ---------------------------------
BRUCE R. THAW

/s/ Allan Thaw                             Director                                  May 30, 1996
- ---------------------------------
ALLAN THAW

/s/ Ira A Hunt, Jr.                        Director                                  May 30, 1996
- ---------------------------------
IRA A. HUNT, JR.

                              INDEX TO EXHIBITS


Exhibit                                                                Page No.

 5 Opinion of Counsel as to the legality of securities being registered

23A             Consent of Bruce R. Thaw, Counsel to
                the Company

23B             Consent of KPMG Peat Marwick LLP,
                Certified Public Accountants.

23C             Consent of Schweizerische Treuhandgesellschaft
                Coopers & Lybrand AG, Certified Public Accountants